Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2011 Results and Increases Quarterly Dividend; Quarterly Net Income Increases 26% Year-over-year

DALLAS--(BUSINESS WIRE)--October 19, 2011--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2011 third quarter revenues of $16.0 million, net income of $3.3 million and earnings per diluted share of $0.46. This compares to revenues of $13.5 million, net income of $2.6 million and earnings per diluted share of $0.38 in the third quarter of 2010. Economic Earnings were $5.9 million compared to $5.0 million for the third quarter of 2010. Economic Earnings per share (“Economic EPS”) were $0.81 per diluted share compared to $0.73 per diluted share for the third quarter of 2010. (Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Assets under management increased by $1.0 billion, or 9.5%, to $11.7 billion at September 30, 2011, compared with $10.6 billion at September 30, 2010. The increase was primarily due to asset inflows from new and existing clients and the acquisition of McCarthy Group Advisors in November 2010, partially offset by the withdrawal of assets by certain clients and market depreciation of assets under management. Mutual fund assets were $1.1 billion as of September 30, 2011, an increase of 43% compared to assets of $760 million as of September 30, 2010, primarily driven by net asset inflows.

Brian Casey, Westwood’s President & CEO, commented, “While the market environment was very challenging in the third quarter, with most indexes posting double digit losses, we were pleased that new and existing clients continued to show confidence in our products as we achieved our third consecutive quarter of net positive flows. Delivering strong risk-adjusted performance to our clients remains our top priority. We also continue to utilize our strong financial position to invest in our business by adding additional talent and depth to our team as well as implementing several technology upgrades to enhance efficiencies and improve our client reporting capabilities.”

Westwood’s Board of Directors declared a quarterly cash dividend of $0.37 per common share, an increase from the previous quarterly dividend of $0.35 per share, payable on January 2, 2012 to stockholders of record on December 15, 2011.

For the nine months ended September 30, 2011, Westwood reported revenues of $51.9 million, net income of $10.6 million and earnings per diluted share of $1.47, compared to revenues of $39.9 million, net income of $8.0 million and earnings per diluted share of $1.11, for the same 2010 period. Year-to-date 2011 results include the impact of a performance-based fee of approximately $991,000. Economic Earnings for the nine months ended September 30, 2011 were $18.7 million compared to $15.1 million for the same period in 2010, while Economic EPS for the nine months ended September 30, 2011 were $2.59 per diluted share compared to $2.24 per diluted share for the same period in 2010.

Total expenses for the third quarter were $10.8 million compared with $9.4 million for the third quarter of 2010. Economic Expenses were $8.2 million compared with $6.9 million for the third quarter of 2010. (An explanation and reconciliation of Economic Expenses to total expenses is included in the attached tables.)

Westwood will host a conference call to discuss third quarter 2011 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (international). The conference call can also be accessed at www.westwoodgroup.com under the Investor Relations tab and will be available for replay through October 26 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2591391.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds, individuals and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
REVENUES:
Advisory fees
Asset-based	$13,376	$10,157	$41,034	$30,457
Performance-based	-	-	991	-
Trust fees	3,468	2,834	10,297	8,950
Other revenues, net	(796)	482	(406)	476
Total revenues	16,048	13,473	51,916	39,883

EXPENSES:
Employee compensation and benefits	8,295	7,296	27,084	21,447
Sales and marketing	221	181	666	569
WHG mutual funds	34	83	523	344
Information technology	503	328	1,503	977
Professional services	710	817	2,438	1,916
General and administrative	988	657	2,870	2,026
Total expenses	10,751	9,362	35,084	27,279
Income before income taxes	5,297	4,111	16,832	12,604
Provision for income taxes	2,014	1,512	6,263	4,579
Net income	$3,283	$2,599	$10,569	$8,025

Earnings per share:
Basic	$0.47	$0.39	$1.51	$1.13
Diluted	$0.46	$0.38	$1.47	$1.11

Dividends declared per share	$0.35	$0.33	$1.05	$0.99

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of September 30, 2011 and December 31, 2010 (in thousands, except par value and share amounts)

	September 30, 2011 (unaudited)	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$4,572	$1,744
Accounts receivable	7,997	7,348
Investments, at fair value	48,830	43,300
Deferred income taxes	2,383	2,757
Prepaid income taxes	1,428	-
Other current assets	869	733
Total current assets	66,079	55,882
Goodwill	11,338	11,281
Intangible assets, net	4,745	5,119
Property and equipment, net of accumulated depreciation of $1,697 and $1,542	2,038	346
Total assets	$84,200	$72,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,461	$1,290
Dividends payable	2,628	-
Compensation and benefits payable	10,073	9,369
Income taxes payable	-	173
Deferred acquisition liability	773	899
Other current liabilities	14	13
Total current liabilities	14,949	11,744
Deferred income taxes	1,276	117
Dividends payable	224	-
Deferred rent	1,233	90
Total long-term liabilities	2,733	207
Total liabilities	17,682	11,951
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,091,068 and outstanding 7,696,093 shares at September 30, 2011; issued 7,874,873 and outstanding 7,645,678 shares at December 31, 2010	81	79
Additional paid-in capital	74,198	65,639
Treasury stock, at cost – 394,975 shares at September 30, 2011; 229,195 shares at December 31, 2010	(14,607)	(8,749)
Accumulated other comprehensive income, net of deferred taxes	1,643	926
Retained earnings	5,203	2,782
Total stockholders’ equity	66,518	60,677
Total liabilities and stockholders’ equity	$84,200	$72,628

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the nine months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,569	$8,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	184	206
Amortization of intangible assets	374	79
Fair value adjustment of deferred acquisition liabilities	(126)	46
Unrealized (gains) and losses on trading investments	682	(312)
Restricted stock amortization	7,601	6,927
Deferred income taxes	1,147	205
Excess tax benefits from stock based compensation	(692)	(979)
Net purchases of investments – trading securities	(5,109)	(3,872)
Change in operating assets and liabilities:
Accounts receivable	(649)	(181)
Other current assets	(168)	86
Accounts payable and accrued liabilities	170	354
Compensation and benefits payable	704	478
Income taxes payable and prepaid income taxes	(706)	(588)
Other liabilities	335	(59)
Net cash provided by operating activities	14,316	10,415

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available for sale investments	-	(39,877)
Sales of available for sale investments	-	39,257
Purchase of property and equipment	(1,092)	(43)
Net cash used in investing activities	(1,092)	(663)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(5,858)	(2,723)
Excess tax benefits from stock based compensation	692	979
Cash dividends	(5,295)	(7,231)
Proceeds from exercise of stock options	65	183
Net cash used in financing activities	(10,396)	(8,792)

NET INCREASE IN CASH	2,828	960
Cash and cash equivalents, beginning of period	1,744	2,879
Cash and cash equivalents, end of period	$4,572	$3,839

Supplemental cash flow information:
Cash paid during the period for income taxes	$5,877	$4,961

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses (in thousands, except per share data and share amounts) (unaudited)

	Three Months Ended September 30		%
	2011	2010	Change
Net Income	$3,283	$2,599	26%
Add: Restricted stock expense	2,409	2,387	1
Add: Intangible amortization	125	26	381
Add: Tax benefit from goodwill amortization	47	9	422
Economic earnings	$5,864	$5,021	17

Diluted weighted average shares	7,216,138	6,866,528	5
Economic earnings per share	$0.81	$0.73	11

Total expenses	$10,751	$9,362	15
Less: Restricted stock expense	(2,409)	(2,387)	1
Less: Intangible amortization	(125)	(26)	381
Economic expenses	$8,217	$6,949	18%

	Nine Months Ended September 30		%
	2011	2010	Change
Net Income	$10,569	$8,025	32%
Add: Restricted stock expense	7,601	6,927	10
Add: Intangible amortization	374	79	373
Add: Tax benefit from goodwill amortization	142	28	407
Economic earnings	$18,686	$15,059	24

Diluted weighted average shares	7,204,335	6,710,716	7
Economic earnings per share	$2.59	$2.24	16

Total expenses	$35,084	$27,279	29
Less: Restricted stock expense	(7,601)	(6,927)	10
Less: Intangible amortization	(374)	(79)	373
Economic expenses	$27,109	$20,273	34%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900